Exhibit 99

Contacts:
Media	Investors
Luella D’Angelo	Mike Salop
+1-720-332-4763	+1-720-332-8276
Luella.DAngelo@WesternUnion.com	Mike.Salop@WesternUnion.com

Western Union Announces Completion of $750 million Debt Offering

Englewood, Colo., Dec. 10, 2012 – The Western Union Company (NYSE: WU) announced today that it has successfully completed a $750 million issuance of senior unsecured notes. The issuance includes $250 million of notes due 2015, with an interest coupon of 2.375%, and $500 million of notes due 2017, with an interest coupon of 2.875%.

“We are pleased with the positive response to our debt offering,” said Executive Vice President and Chief Financial Officer Scott Scheirman. “Our business generates strong cash flow, and we were able to increase our offering to $750 million due to the high level of demand.”

The proceeds of the offering will be utilized for general corporate purposes, including stock repurchases and repayment of indebtedness.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of September 30, 2012, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 510,000 agent locations in 200 countries and territories. In 2011, The Western Union Company completed 226 million consumer-to-consumer transactions worldwide, moving $81 billion of principal between consumers, and 425 million business payments. For more information, visit www.westernunion.com.

WU-F

WU-G